Exhibit (a)(5)



                              ARTICLES OF AMENDMENT
                              ---------------------

     PREFERRED INCOME FUND INCORPORATED, a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Articles of Amendment and Restatement, as amended, (the "Articles of Incorporation") of the Corporation are hereby further amended to replace paragraphs (2) and (3) to Article VIII ("Amendments") with the following:

     (2) Notwithstanding Paragraph (1) of this Article or any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of Articles V, VI or VIII unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, each voting as a separate class unless, in the case of Articles V, VI or paragraphs (1) and (2) (but not paragraph (3)) of Article VIII, such action previously has been approved, adopted or authorized by the affirmative vote of eighty percent (80%) of the total number of Continuing Directors, in which case the affirmative vote of a majority of the holders of the Corporation's Common Stock and Preferred Stock to be voted on the matter, each voting as a separate class, shall be required to approve, adopt or authorize such an amendment. Notwithstanding the previous sentence, any proposal to amend, alter, change or repeal Article VIII in a manner that would permit paragraph (4) of Article II or the proviso at the end of the last paragraph of Article II to be amended, altered, changed or repealed by an affirmative vote of less than at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation's Preferred Stock entitled to be cast by stockholders, voting as a separate class, shall require the affirmative vote of at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred

Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation's Preferred Stock entitled to be cast by stockholders, voting as a separate class, and of at least eighty (80%) of the entire Board of Directors.

     (3) Notwithstanding any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation of the Corporation shall amend, alter, change or repeal paragraph (4) of Article II or the proviso at the end of the last paragraph of Article II unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation's Preferred Stock entitled to be cast by stockholders, voting as a separate class, and of at least 80% of the entire Board of Directors.

     SECOND: That the foregoing amendments to the Articles of Incorporation were duly advised by the Board of Directors of the Corporation (including at least 80% of the total number of Continuing Directors as defined in the charter) at a meeting held on January 22, 1999 and approved by an affirmative vote of a majority of the votes entitled to be cast by the holders of the Corporation's Common Stock to be voted on the matter and a majority of the holders of the Corporation's Money Market Cumulative Preferred Stock(TM) to be voted on the matter, each voting as a separate class, at the Annual Meeting of Shareholders held on April 30, 1999.

     The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's Articles of Incorporation are true and in all material respects, and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, PREFERRED INCOME FUND INCORPORATED has caused this instrument to be executed in its name and on its behalf by its President, Robert
T. Flaherty, and attested by its Secretary, Donald F. Crumrine, on the 27th of May, 1999.

PREFERRED INCOME FUND INCORPORATED

By:  /s/ Robert T. Flaherty
     ----------------------
     Robert T. Flaherty, President


ATTEST:


By:  /s/ Donald F. Crumrine
     ----------------------
     Donald F. Crumrine, Secretary